Exhibit 23.2

February 26, 2007

Virginia Electric and Power Company

One James River Plaza

701 East Cary Street

Richmond, Virginia 23219

Re:	Form 10-K for the Fiscal Year Ended December 31, 2006

Ladies and Gentlemen:

We consent to the incorporation by reference into the Registration Statements of Virginia Electric and Power Company on Form S-3 File Nos. 333-38510 and 333-96973 of the statements included in this Annual Report on Form 10-K for the fiscal year ended December 31, 2006, made in regard to our Firm that are governed by the laws of West Virginia which relate solely to legal conclusions regarding title to properties.

Very truly yours,

/s/    Jackson Kelly PLLC

JACKSON KELLY PLLC